Exhibit 14.3
THE SHAW GROUP INC.
INSIDER TRADING POLICY
For The Shaw Group Inc. and all Subsidiaries and Affiliates
Revised: June 2006
Insider Trading Policy
Last Revised June 2006

INSIDER TRADING POLICY
The Shaw Group Inc. (the “Company”) is a public company with securities traded on the New York Stock Exchange (the “NYSE”) under the symbol “SGR”. As a result, under federal securities laws, regulations of the Securities and Exchange Commission (the “SEC”), and other related rules and regulations, the Company’s directors, officers, employees (including temporary and borrowed employees) and consultants, as well as persons under their influence and control, are prohibited from engaging in certain transactions in Company securities.
The following Insider Trading Policy of The Shaw Group Inc. (the “Policy”) explains the responsibilities of the Company’s directors, officers, employees and consultants to (i) maintain the confidentiality of nonpublic information concerning the Company, and (ii) refrain from transacting in the purchasing or selling Company securities while in possession of material nonpublic information concerning the Company. In some cases, this Policy goes beyond the minimum requirements of the law to avoid any appearance of impropriety and to protect both your reputation and that of the Company.
This Policy is intended to assist the Company’s directors, officers, employees and consultants in complying with their obligations under federal securities laws.
A.	General Policy.
The Company’s Insider Trading Policy is as follows:
(1) If any director, officer, employee of, or consultant to, the Company has material nonpublic information relating to the Company or any other company with publicly traded securities, including our customers or suppliers, obtained in the course of employment by, or association with, the Company, neither that person nor any Family Member (as defined below) of that person may transact in Company securities or engage in any other action to take advantage of, or pass on to others, that information.
(2) All directors and officers must pre-clear proposed transactions with the Company’s General Counsel and Secretary or his/her designee.
(3) All directors, officers, employees and consultants are prohibited from engaging in any transactions involving Company securities except when a window trading period is open.
Insider Trading Policy
Last Revised June 2006

B.	Definitions/Explanations.
     1. What Transactions and Securities are Covered by this Policy?
This Policy applies to transactions in Company securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options.
     2. Who is Covered by this Policy?
The Policy applies to all employees, officers and directors of, and consultants to, the Company and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by them or subject to their influence and control (collectively referred to as “Family Members”).
     3. What is Material Nonpublic Information?
For purposes of this Policy, “Material Nonpublic Information” is material information that has not been previously disclosed to the general public through a press release or securities filings and is otherwise not available to the general public.
Information will be deemed to be “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or refrain from any activity regarding Company securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material.
By way of example, the following information, in most circumstances, may be deemed material:
•	annual or quarterly financial results;

•	internal estimates or projections;

•	a significant change in earnings or earnings projections;

•	unusual gains or losses in major operations;

•	negotiations and agreements regarding significant acquisitions, divestitures or business combinations;

•	new equity or debt offerings;

•	a significant increase or decrease in dividends on Company securities;

•	significant litigation exposure due to actual or threatened litigation;

•	major management changes; and
Insider Trading Policy
Last Revised June 2006

•	backlog and sales information.
Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality.
If you have any questions whether information you possess is material or has been publicly disclosed by the Company, you should consult the Company’s Insider Trading Compliance Officer, who is at present the General Counsel of the Company.
C.	Restrictions/Prohibitions.
     1. Non-Disclosure of Nonpublic Information.
          a. General.
Company directors, officers, employees and consultants who possess nonpublic (whether material or not) information concerning the Company must safeguard the information and not intentionally or inadvertently communicate it to any person, including without limitation, Family Members or friends, unless the person has a need to know such information for legitimate, Company-related reasons and agrees in writing to maintain such information in strict confidence. A director, officer, employee or consultant who improperly reveals Material Nonpublic Information to another person can be held liable under the anti-fraud provisions of federal and state securities laws (primarily Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10b-5 thereunder) for the trading activities of his or her “tippee” and any other person with whom the tippee shares the information. The tippee may also be held liable. In addition, persons who misappropriate Material Nonpublic Information (including without limitation Family Members, close personal relations, friends, legal or financial advisers, partners and others, including tippees), and who trade, directly or indirectly, on the basis of such information may be held liable under federal securities laws.
          b. Methods of Preserving Confidentiality.
Consistent with the foregoing, all Company directors, officers, employees and consultants should be discreet with nonpublic information and not discuss it in public places where it can be overheard, such as elevators, restaurants, taxis and airplanes. Employees are strictly prohibited from posting or responding to messages containing information regarding the Company on Internet “message boards”, “bulletin boards,” “blogs”, Internet “chat rooms” or in similar online forums.
It is recognized that it may be necessary to disclose nonpublic information to third parties, such as lenders, attorneys, independent accountants and other outside advisors of
Insider Trading Policy
Last Revised June 2006

the Company. Such disclosure should be made in an appropriate manner, in coordination with the General Counsel, and, where applicable, pursuant to confidentiality agreements with such recipients.
     2. Prohibition of Insider Trading.
The anti-fraud provisions of the federal securities laws generally prohibit persons who have a duty not to disclose material, nonpublic information from trading in securities of a company for which they have such information.
In addition, the anti-fraud provisions prohibit fraudulent, manipulative or deceptive trading practices. Persons who violate these prohibitions are subject to potential civil damages and criminal penalties. The civil damages can consist of disgorgement of any illicit profits and a civil penalty of up to three times the profit gained or loss avoided. The criminal penalties can be as much as $1 million and 10 years’ imprisonment per violation.
No director, officer, employee or consultant of the Company and no Family Member of any such person, shall engage in any transaction of Company securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with SEC Rule 10b5-1 and that has been pre-cleared by the Company’s Insider Trading Compliance Officer, as described below) while in possession of Material Nonpublic Information regarding the Company.
If public disclosure is made of such Material Nonpublic Information, trading may commence two days after the date such information is publicly disclosed, subject to the pre-clearance/window procedures set forth below.
     3. Pre-Clearance/Window Procedures.
          a. Trading Window.
Even when a Company director, officer, employee or consultant does not possess any Material Nonpublic Information, transactions in Company securities are prohibited except during an open Trading Window period. The Company has implemented certain trading restrictions it believes are necessary to avoid the appearance of improper trade and to protect the Company’s integrity and reputation in the investment community. The Company will permit directors, officers, employees and consultants of the Company (and the Family Members of such persons) to trade in Company securities, subject to the pre-clearance procedures set forth below, only during the period (a “Trading Window”) commencing either (a) 24 hours after the filing of the quarterly or fiscal year end earnings release information with the SEC if the expiration of that 24 hours falls on a trading day or (b) at a time such that a full seven (7) hours of NYSE trading has elapsed since the SEC filing of the quarterly or fiscal year end earnings disclosure provided that 24 hours
Insider Trading Policy
Last Revised June 2006

has elapsed since the SEC filing (whichever is applicable) and ending thirty (30) calendar days thereafter. For example, assume that Company makes an SEC filing at 7:30 a.m. on November 1, 2006 relating to its earnings for the fourth quarter and fiscal year 2006. Provided that a director, officer, employee or consultant of the Company is not otherwise in possession of Material Nonpublic Information or subject to other restrictions under securities laws (see discussion of Section 16 below), such person may trade in Company securities beginning at 7:30 a.m. on November 2nd through December 2nd.
In addition, the Company shall have the right to impose special black-out periods during which no trading in Company securities may take place even though the Trading Window may otherwise be open.
The purpose behind the Trading Window is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities during a Trading Window should not be considered a “safe harbor”, and all directors, officers, employees and consultants should use good judgment at all times.
     b. Pre-Clearance Procedures.
During the Trading Window, all directors and officers (and the Family Members of such persons) must pre-clear in writing any and all transactions in Company securities with the Company’s Insider Trading Compliance Officer, or an officer or officer(s) designated in writing by such Compliance Officer. If you are in doubt regarding this procedure, please call the Company’s Insider Trading Compliance Officer. Pursuant to this pre-clearance procedure, you must contact the Company’s Insider Trading Compliance Officer in advance of the contemplated transaction by sending to the Company’s Insider Trading Compliance Officer at the Company’s Baton Rouge office, a written request, outlining the details of the proposed transaction, that such transaction be approved. A Company Form for your use in pre-clearing transactions with the Company’s Insider Trading Compliance Officer is attached to this Policy as Exhibit A and is also located on the “Compliance, Policies and Procedures” page on Shaw Net. The Company’s Insider Trading Compliance Officer shall respond in writing to the request, either clearing the transaction or, if the request is submitted at a time when material information about the Company is not publicly available, simply responding that the “time is not right” for the transaction, without giving the reason. The purpose of this pre-clearance requirement is to assure that there is no Material Nonpublic Information relating to the Company at the time of the proposed transaction and, if applicable, to avoid violations of the “short-swing profit” prohibition of Section 16 under the Exchange Act. Additionally, directors, officers, employees and consultants entering into these transactions are required to have their brokers report back to the Company the details of the completed transactions.
Insider Trading Policy
Last Revised June 2006

     c. Rule 10b5-1 Trading Plans.
Any director or executive officer who desires to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Insider Trading Compliance Officer. As required by Rule 10b5-1, a director or executive officer may enter into a trading plan only when he or she is not in possession of Material Nonpublic Information and then only during a Trading Window. Transactions effected pursuant to a pre-cleared trading plan may be effected outside of a Trading Window and will not require further pre-clearance at the time of the transaction.
     4. Certain Exceptions.
          a. Stock Options Exercises.
Exercises of stock options under the Company’s stock option plans (but not the sale of the underlying stock) may be transacted outside a Trading Window, but such exercises must be “pre-cleared” by the Insider Trading Compliance Officer prior to the exercise. The Trading Window requirement will apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.
          b. Company 401(k) Plan.
This Policy does not apply to purchases of Company stock in the Company’s 401(k) Plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 401(k) Plan, including (i) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any, (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (iii) an election to borrow money against a 401(k) Plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance, and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
          c. Gifts.
Bona fide gifts of Company securities may be effected outside of a Trading Window, but such gifts must be “pre-cleared” by the Insider Trading Compliance Officer in advance of the transaction.
Insider Trading Policy
Last Revised June 2006

D.	Individual Responsibility.
Every Company director, officer, employee and consultant has the individual responsibility to comply with this Policy and not engage in a transaction in Company securities if he has knowledge of Material Non-Public information, even if the proposed transaction could be executed during a Trading Window and has been pre-cleared by the Company. The pre-clearance restrictions and procedures and Trading Window are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each director, officer, employee and consultant in connection with any trade in Company securities. Accordingly, a director, officer, employee or consultant may, from time to time, have to forego a proposed transaction in Company securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though such person believes he or she may suffer an economic loss or forego anticipated profit by waiting.
E.	Section 16 – Reporting Requirements and Disgorgement of Profits on Short-Swing Transactions.
Directors and certain executive officers of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that these officers and directors who purchase and sell Company securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Moreover, no such director or officer may ever make a short sale of the Company’s common stock which is unlawful under Section 16(c) of the Exchange Act.
You should be notified if you are an employee that must comply with Section 16 of the Exchange Act. If you have any questions about whether you must comply, please contact the Company’s Insider Trading Compliance Officer.
The rules on recovery of short swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.
F.	Form 144 Reports.
Company directors and certain executive officers designated by the Board of Directors are required to file Form 144 before making an open market sale of Company securities. Form 144 notifies the SEC of the intent to sell Company securities. This form is generally prepared and filed by a broker and is in addition to the Section 16 reports required to be filed with the SEC.
Insider Trading Policy
Last Revised June 2006

G.	Restrictions on Certain Purchases of Company Securities.
In order to prevent market manipulation, the SEC has adopted Rules 10b-6 and 10b-18 under the Exchange Act. Rule 10b-6 generally prohibits the Company or any of its “affiliated purchasers” from buying Company securities in the open market during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of Company securities by the Company or its “affiliates” or “affiliated purchasers” while a stock buyback program is occurring. While the guidelines are optional, compliance with them provides immunity from a stock manipulation charge. The Company’s policy is to require adherence to Rules 10b-6 and 10b-18. Adherence to this policy will be effectuated through the pre-clearance procedures set forth above.
H.	Applicability of Policy to Inside Information Regarding Other Companies.
This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business associates”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business associates. All employees should treat Material Nonpublic Information about the Company’s business associates with the same care required with respect to information related directly to the Company.
I.	Communications with the Public.
The Company is subject to the SEC’s Regulation FD and must avoid selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Pursuant to Company policy, only the executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. In addition, because of the risks associated with the exchange of information through such communications media, employees are strictly prohibited from posting or responding to messages containing information regarding the Company on Internet “message boards”, “bulletin boards,” Internet “chat rooms” or in similar online forums. Employees who inadvertently disclose any Material Nonpublic Information must immediately advise the Insider Trading Compliance Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws.
Insider Trading Policy
Last Revised June 2006

Inquiries
Please direct questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer at the following address:
General Counsel
The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, LA 70809
Telephone: (225) 932-2500
Certifications
All directors, officers and other employees of the Company must certify their understanding of, and intent to comply with, this Policy upon hire or association with the Company and any other time that the Company requires it.
Violations
Violations of this policy may result in disciplinary action up to and including termination.
Insider Trading Policy
Last Revised June 2006

CERTIFICATION
I, the undersigned Employee, hereby certify that:
1.	I have received, read and understand the Company’s Insider Trading Policy dated June 2006. I understand that the Insider Trading Compliance Officer is available to answer any questions I may have regarding the Insider Trading Policy.

2.	I will comply with the Insider Trading Policy for as long as I am subject to the Policy.

Employee Signature

Employee Printed Name

Date
Insider Trading Policy
Last Revised June 2006

REQUEST FOR PRE-CLEARANCE TO TRADE
For all directors, officers, employees or consultants of The Shaw Group Inc. desiring to trade in Shaw corporate securities (except for the regularly scheduled purchase of stock in the 401(k) plan), this form must be filled out and submitted to the General Counsel of Shaw:
Date:
Name:
Employee Number:
Division:
Requested Date to Trade:
Proposed Trade involves:
o	Options: _____ (please insert the number) (Exercise/Sale/Hold) (please circle)

o	Restricted Stock Sale: _____ (please insert the number)

o	Date stock granted

o	Shares acquired prior to employment or association with Shaw _____ (please insert the number)

o	Transfer or disposition of money in shares of Shaw Stock in 401(k) Plan

o	Gift of Stock
          List the name(s) of the beneficiaries and the amount being given to each and the relationship

Name	Amount	Relationship

o	Other. Please describe:
Method of Receiving Shares:
o	DWAC: (Delivery/withdraw at Custodian – electronic)

Please note that completion of the transaction is conditioned upon receiving funds for the Number of shares exercised and your broker’s initiation of the transaction with the correct transaction number.

o	CERTIFICATE: Mail to
BROKER INFORMATION:
Name of Broker:
Broker DTC Number:
Contact Person:
Telephone Number:
Employee Brokerage Account Number:
By submission of this form, I certify that I have read and understand my obligations of trading in Company
Insider Trading Policy
Last Revised June 2006

securities pursuant to the Company’s Insider Trading Policy and I certify that I am not in possession of any material non-public information as defined in the Policy at the time of making this request or at the time of the transaction. Additionally, I agree and understand that my Broker must report back to the Company when the transaction of shares is completed to report the details of the final transaction to the Company and I will inform my broker of same.

Date:
Signature:
Received by Legal Department:
Date:
By whom:
Approved:
Insider Trading Policy
Last Revised June 2006